Exhibit 99.1

ONE Nuclear Energy to Become Public Company Through Business Combination with Hennessy Capital Investment Corp. VII

●	ONE Nuclear Energy LLC (“ONE Nuclear”) is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies.

●	ONE Nuclear is well positioned to meet explosive AI data center energy demand, which is expected to triple by 2030 to 7.5% of U.S. energy consumption.[1]

●	ONE Nuclear’s hybrid gas-and-nuclear strategy provides a unique blend of early revenue potential from fast-track natural gas power, with longer term revenue growth potential and strong cash flows from nuclear SMR power. The Company has a develop-own-operate business model that ensures a focus on long-term ownership.

●	Access to Rolls-Royce gas power units enables early delivery of gigawatt (GW) scale gas generation capacity and provides a near-term, competitively priced baseload energy solution to bridge to long-term nuclear power generation.

●	ONE Nuclear will deploy a multi-technology approach to its energy parks by selecting the most suitable advanced nuclear technology vendor for the customer and for the site. The Company plans to use SMR nuclear technology up to 470 MW and modular technology up to 1 GW.

●	ONE Nuclear has identified its first two priority development sites – one in Oklahoma another in East Texas – where it plans to develop up to 2 GW of gas generation capacity by 2028 and 3 GW of advanced nuclear SMR capacity by 2034. ONE Nuclear has a robust development pipeline for gas and nuclear projects, up to an estimated 15 GW of gas and nuclear capacity by 2032.

●	ONE Nuclear has strategic relationships with leading companies including a global energy group to optimize ONE Nuclear’s electricity offtake strategy and sales in the U.S., with its expansive hyperscaler, industrial and utility customer base. Additionally, ONE Nuclear has agreements with Black & Veatch for engineering, procurement and construction work and with Futureworx for program management, providing proven execution capability.

1 According to a report from Boston Consulting Group.

●	Led by Chairman and CEO Richard Taylor, ONE Nuclear has a highly experienced management team that is seasoned in leading successful energy businesses. ONE Nuclear has also established a world-class advisory board with nuclear, governmental and regulatory expertise.

●	The transaction is expected to provide up to $210 million in gross proceeds, from a combination of anticipated PIPE proceeds and up to $195 million of cash held in the Hennessy Capital Investment Corp. VII trust account, before accounting for potential redemptions and transaction expenses.

●	The transaction is expected to be completed during the first half of 2026 subject to customary closing conditions. The combined entity will list on Nasdaq under the ticker symbol “ONEN”.

West Palm Beach, Florida, and Zephyr Cove, Nevada, October 23, 2025 — ONE Nuclear Energy LLC (“ONE Nuclear” or the “Company”), an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies, and Hennessy Capital Investment Corp. VII (NASDAQ: HVII) (“HVII”), today announced they have entered into a definitive business combination agreement (the “Transaction” or the “Business Combination”) that would result in ONE Nuclear becoming a public company to be listed on Nasdaq under the ticker symbol “ONEN”.

Company Background

ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and nuclear SMR technologies in the U.S. The Company plans to use advanced technologies from leading manufacturers to meet the delivery time and scale required by customers in the data center, heavy industry, and other high energy-intensity sectors.

The Company’s “develop-own-operate” business model ensures a focus on long-term ownership and brings together experience and expertise in technology, site selection, offtake, financing, regulation and operations to deliver world-class gas and nuclear facilities.

Led by Chairman and CEO Richard Taylor, ONE Nuclear has a highly experienced management team that is seasoned in leading successful energy businesses. The broader management team includes COO and Co-Founder Kevin Dowd, Co-Founder Robert Carilli, who is currently serving as Chief Strategy Officer and CFO Coen Weddepohl. The Company has also established a world-class advisory board with nuclear, governmental and regulatory expertise, including Chairman of the Republican National Committee, Joe Gruters, Dr. Robert Hayes, an Associate Professor of Nuclear Engineering at North Carolina State University, Margo Black, an executive with over 40 years of international insurance experience, veteran lobbyist Slater Bayliss, and Chris LaCivita, a seasoned political strategist.

Advanced SMR Technologies

ONE Nuclear is deploying a multi-technology strategy that will utilize advanced SMR technologies from leading manufacturers at its energy parks. SMR technology features a competitive levelized cost of energy estimated at $80 to $120 per megawatt hour for first-of-a-kind designs, while providing continuous baseload supply and significantly lower carbon emissions than alternative power sources.

SMRs are poised to become a cornerstone of the U.S. energy landscape, offering a strategic solution for a low-carbon, reliable, and scalable power supply to help meet the nation’s growing energy demands efficiently and sustainably. Unlike intermittent renewable sources, SMRs deliver predictable continuous power. This reliability is critical not only for the load characteristics of each new data center, but also to meet the significant expected demand growth in the U.S., with new generation capacity from multiple sources, without compromising grid stability.

Fast-Track Natural Gas Power Generators

ONE Nuclear has a strategic relationship with Rolls-Royce Solutions America, Inc. for access to natural gas power generators, to enable ONE Nuclear to build large GW-scale low-cost generation capacity at its project sites.

This approach is expected to enable ONE Nuclear to provide the earliest possible power generation demanded by customers through natural gas, while its nuclear facilities are under construction, and provides a faster path to revenue generation.

ONE Nuclear has strategic relationships with leading companies including a global energy group to optimize ONE Nuclear’s electricity offtake strategy and sales in the U.S., with its expansive hyperscaler, industrial and utility customer base. The Company has agreements with Black & Veatch for engineering, procurement and construction work, and with Futureworx for program management, providing proven execution capability.

Surging Demand for Nuclear Energy

The nuclear energy sector is experiencing unprecedented growth driven by increasing demand for clean, reliable baseload power. Advanced SMR technologies offer significant advantages over traditional nuclear power, including enhanced safety features, modular construction capabilities, and improved economics through standardized designs and factory fabrication.

Energy demand from AI data centers is growing at an unprecedented rate. This demand is expected to triple, reaching 7.5% of US energy consumption by 2030, with an additional 160 GW of capacity required by the 2030s.2

ONE Nuclear’s business model centers on developing nuclear parks that can host multiple SMR units, providing scalable clean energy solutions for industrial applications, grid power, and specialized energy-intensive operations. This approach allows for phased development and deployment while maximizing site utilization and operational efficiencies.

ONE Nuclear’s integrated approach addresses the critical gap between rapidly growing energy demand and reliable supply. AI data centers require almost zero downtime and demand always-on power at massive scale.

Management Commentary

Richard Taylor, CEO of ONE Nuclear, commented: “This Business Combination with HVII represents a transformational milestone for ONE Nuclear as we work to deploy gas power and advanced nuclear SMR technology at scale. The transaction provides us with the capital and public company platform necessary to execute our energy strategy and meet the rapidly growing demand for clean, reliable energy solutions. We believe our long-term approach to gas and nuclear developments, combined with strong relationships and advanced SMR technology, positions us well to play a significant role in building energy infrastructure at a scale and speed that the country needs.”

Daniel Hennessy, Chairman and CEO of Hennessy Capital Investment Corp. VII, stated: “We are excited to partner with ONE Nuclear as they work to revolutionize nuclear energy deployment through the development of energy parks using advanced SMR technology. The advanced nuclear sector represents one of the most promising solutions to meet growing clean energy demands, and ONE Nuclear’s experienced team and strategic multi-technology approach positions them well to capitalize on this significant market opportunity. We believe this business combination will create substantial value for shareholders while supporting the broader clean energy transition.”

Comprehensive Site Development Pipeline

ONE Nuclear has identified a robust pipeline of over 75 potential sites in various stages of screening, with opportunities to place up to 15 GW of capacity. The Company’s strategic approach includes an agreement with Cushman & Wakefield for site access, comprehensive screening for size, gas access, water supply, and regulatory compliance.

2 According to a report from Boston Consulting Group.

Oklahoma and East Texas Projects

ONE Nuclear has identified its first two priority development sites in Oklahoma and East Texas, where the Company plans to develop up to 2 GW of gas generation capacity by 2028 and 3 GW of advanced nuclear SMR capacity by 2034.

Transaction Overview

The Transaction is expected to provide up to $210 million in gross proceeds, from a combination of anticipated PIPE proceeds and up to $195 million of cash held in HVII’s trust account, before accounting for potential redemptions and transaction expenses.

The Transaction values ONE Nuclear at a pre-money equity value of $1 billion. It also implies a pro forma enterprise value of the new public company of approximately $1.1 billion and a pro-forma equity value of approximately $1.3 billion (in each case, assuming no redemptions and including $15 million of anticipated PIPE proceeds).

ONE Nuclear’s existing management team will continue to lead the combined company following the completion of the Transaction. ONE Nuclear shareholders will roll 100% of their equity holdings into the new public company. Additionally, ONE Nuclear’s management team, ONE Nuclear’s primary equityholders, HVII’s sponsor and certain affiliates of HVII’s sponsor have committed to customary post-closing lock-ups.

The proposed Transaction has been unanimously approved by the Boards of Directors of both HVII and ONE Nuclear. The Transaction is expected to close in the first half of 2026, subject to customary closing conditions, including approval by HVII shareholders and other regulatory approvals.

Additional information about the proposed Transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a report on Form 8-K to be filed by HVII with the U.S. Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC is serving as exclusive financial advisor and lead capital markets advisor to HVII. B. Riley Securities is acting as financial advisor for ONE Nuclear. Nelson Mullins Riley & Scarborough, LLP is acting as legal advisor to ONE Nuclear. Sidley Austin LLP is serving as legal advisor to HVII.

About ONE Nuclear Energy

ONE Nuclear Energy is an independent developer of energy parks powered by natural gas and advanced nuclear SMR technology. ONE Nuclear focuses on creating scalable energy solutions through its natural gas and nuclear park development approach, which will enable efficient deployment of multiple SMR units to serve industrial and grid applications. ONE Nuclear is committed to advancing clean energy deployment through innovative nuclear technologies and strategic site development. For additional information, please visit www.onenuclearenergy.com

About Hennessy Capital Investment Corp. VII

Hennessy Capital Investment Corp. VII (NASDAQ: HVIIU) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities, with a focus on identifying and acquiring companies in the industrial technology and energy transition sectors. For additional information, please visit www.hennessycapital7.com

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding our expectations, beliefs, intentions, strategies, and projections. All statements other than statements of historical facts contained in this press release are forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words, and the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, ONE Nuclear’s management team’s expectations concerning the outlook for its business, productivity, plans, growth and capital investments, operational and cost performance, revenue generation, development timelines, potential generation capacities of specific sites, regulatory outlook, future market conditions, success of strategic relationships, developments in the capital and credit markets, expected future financial performance, as well as demand for nuclear energy and the economic outlook for the nuclear energy industry.

Forward-looking statements speak only as of the date of this press release and are based on ONE Nuclear’s and HVII’s current beliefs and assumptions. ONE Nuclear and HVII undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual results may differ materially due to various risks and uncertainties, including but not limited to: (1) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of HVII’s securities; (2) the failure to satisfy the conditions to the consummation of the proposed business combination, including the adoption of the definitive agreements related to the proposed business combination (the “Business Combination Agreement”) by the shareholders of HVII and the receipt of certain regulatory approvals; (3) market risks; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (5) changes in transaction structure of the proposed business combination due to regulatory or legal requirements; (6) the ability to meet listing standards; (7) the effect of the announcement or pendency of the proposed business combination on ONE Nuclear’s business relationships, performance, and business generally; (8) failure to realize anticipated benefits from the proposed business combination; (9) the outcome of any legal proceedings that may be instituted against ONE Nuclear or HVII related to the Business Combination Agreement or the proposed business combination; (10) ONE Nuclear’s ability to execute on its business plan and to develop and maintain key strategic relationships and enter into definitive agreements in connection therewith; (11) competition in ONE Nuclear’s industry; (12) transaction-related costs; (13) the risk that changes in laws or regulations adversely affecting ONE Nuclear’s business plans and operations; (14) adverse economic or competitive conditions; (15) the level of redemptions by HVII shareholders in connection with the proposed business combination; (16) the risk that ONE Nuclear may not be able to successfully develop its exclusive sites or other sites and the commercial viability of any such site; (17) the risk that ONE Nuclear will be unable to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; and (18) other risks and uncertainties described in HVII’s Annual Report on Form 10-K for the year ended December, 31, 2024, which was filed with the SEC on March 31, 2025, and other filings with the SEC, including the registration statement on Form S-4 to be filed by HVII in connection with the proposed business combination. The foregoing list is not exhaustive, and there may be additional risks that neither HVII nor ONE Nuclear presently know or that the HVII and ONE Nuclear currently believe are immaterial. ONE Nuclear and HVII caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made.

ONE Nuclear’s Commercial Agreements are Non-Binding

This press release contains descriptions of certain non-exclusive, key business relationships of ONE Nuclear, including with Rolls-Royce Solutions America, Inc. (“Rolls-Royce SA”). These descriptions are based on the ONE Nuclear management team’s discussions with such counterparties, the terms of certain existing non-binding collaboration agreements with such counterparties, and latest available information and estimates as of the date of this press release. In each case, such descriptions are subject to negotiation and execution of definitive agreements with such counterparties, which have not been completed as of the date of this press release. As a result, such descriptions of key business relationships of the Company, including with Rolls-Royce SA, remain subject to change, and there can be no assurance that definitive agreements with such business partners will be executed or, if executed, that the terms of such definitive agreements will not vary materially from those described herein. In addition, unless and until a definitive agreement is entered into with Blackstart Digital, LLC, the developer of the site in Oklahoma (“Blackstart”), and MSB Global Services, LLC, the developer of the site in East Texas (“MSB”), the Company has no rights to the sites. If the Company is unable to enter into a definitive agreement with Blackstart and MSB with respect to the sites, the Company expects to explore alternative locations and arrangements for the deployment of ONE Nuclear’s business plan, though no assurances can be made such efforts will be successful.

Important Information for Investors and Shareholders

In connection with the proposed business combination, HVII intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to the securities to be issued in connection with the proposed business combination and a proxy statement to be distributed to holders of HVII’s ordinary shares in connection with HVII’s solicitation of proxies for the vote by HVII’s shareholders with respect to the proposed business combination and other matters to be described in the Registration Statement (the “Proxy Statement”). After the SEC declares the Registration Statement effective, HVII plans to file the definitive Proxy Statement with the SEC and to mail copies to shareholders of HVII as of a record date to be established for voting on the proposed business combination.

This press release does not contain all the information that should be considered concerning the proposed business combination and is not a substitute for the Registration Statement, Proxy Statement or for any other document that HVII may file with the SEC. Before making any investment or voting decision, investors and security holders of HVII and ONE Nuclear are urged to read the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about ONE Nuclear, HVII and the proposed business combination.

Investors and security holders will be able to obtain free copies of the Registration Statement on Form S-4, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by HVII through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by HVII may be obtained free of charge from HVII’s website at https://www.hennessycapital7.com or by directing an email request to info@hennessycapitalgroup.com. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

HVII, ONE Nuclear and their respective directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitations of proxies from HVII’s stockholders in connection with the proposed business combination. For more information about the names, affiliations and interests of HVII’s directors and executive officers, please refer to HVII’s annual report on Form 10-K filed with the SEC on March 31, 2025 and the Registration Statement, Proxy Statement and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, which may, in some cases, be different than those of HVII’s shareholders generally, will be included in the Registration Statement and the Proxy Statement, when they become available. Shareholders, potential investors and other interested persons should read the Registration Statement and the Proxy Statement carefully when they become available before making any voting or investment decisions.

No Offer or Solicitation

This document shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This document shall not constitute an offer to sell or exchange, the solicitation of an offer to buy or a recommendation to purchase, any securities, or a solicitation of any vote, consent or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. No offering of securities in the proposed business combination shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

# # #

Contacts

For Investors:

Caldwell Bailey

ICR, Inc.

onenuclear@icrinc.com

For Media:

Matt Dallas

ICR, Inc.

onenuclear@icrinc.com